EXHIBIT (c)(vi)

The Queensland Treasury Corporation Half-Yearly Report for

the half-year ended December 31, 2015.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any further global financial crisis, any subsequent economic downturn, the ongoing economic, banking and sovereign debt crisis in Europe and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

QUEENSLAND
TREASURY
CORPORATION

HALF-YEARLY REPORT
DECEMBER 2015

AUDAX AT FIDELIS
QUEENSLAND
TREASURY
CORPORATION
HALF-YEARLY REPORT
DECEMBER 2015

CONTENTS

Queensland Treasury Corporation	01

Update from the Chairman and Chief Executive	02

Condensed Financial Statements	03

Appendices	19

VISION

Securing Queensland’s financial success

MISSION

To deliver optimal financial outcomes through sound funding and financial risk management

VALUES

Client focus: We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit: We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence: We aim for excellence using flexible and agile processes to continuously improve.

Respect: We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity: We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

QUEENSLAND TREASURY CORPORATION

ROLE AND RESPONSIBILITIES

As the Queensland Government’s central financing authority, Queensland Treasury Corporation (QTC) plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

Debt funding and management

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities, including local governments, to assist them to effectively manage their financial transactions, minimise their financial risk and achieve the best financial solutions for their organisation and the State.

Cash management facilities

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. It offers overnight and fixed-term facilities and a managed short-term fund.

Financial risk management advisory services

QTC offers a range of financial risk management advisory services to clients, including:

•	support to ensure financial risks are identified and effectively managed

•	advice on financial and commercial considerations

•	expertise in financial transactions and structures

•	project management support to deliver key fiscal outcomes, and

•	collaboration with the financial markets and private sector institutions.

Specialist public finance education

QTC offers a range of education and training courses that complements its products and advisory services and allows it to share its specialist financial, commercial, treasury management and risk management expertise with clients. Courses are developed and delivered by QTC’s experienced professionals and industry experts.

01	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

UPDATE FROM THE CHAIRMAN AND CHIEF EXECUTIVE

BORROWING PROGRAM

Following the release of the Queensland State Government’s Mid-Year Fiscal and Economic Review on 15 December 2015, QTC announced it would reduce its 2015-16 borrowing program by AUD600 million. QTC’s forecast term debt borrowing program is now AUD5.9 billion, and as at end of December 2015, QTC had raised AUD3.8 billion toward this target.

During the reporting period, QTC lengthened its benchmark bond curve by issuing a new 2026 benchmark bond. The syndicated transaction raised AUD1.75 billion and saw almost 50 per cent allocated to North American based investors, highlighting the success of having the US Rule 144A capability embedded into QTC’s AUD bond program.

QTC’s AUD benchmark bonds will remain QTC’s principal source of funding as it seeks to finalise its borrowings for the 2015-16 fiscal year. The issuance of short-term debt through its commercial paper and treasury note programs will be maintained at approximately AUD5 billion.

In December 2015, QTC was voted as the winner of the KangaNews Australian Sovereign Agency/Issuer of the Year Award by Australasian debt market participants. This was QTC’s first win in this category since 2009 and reflects QTC’s commitment to investor engagement, transparent and open communication with the market and a diverse range of funding facilities.

CREDIT RATINGS

On 15 October 2015, Moody’s Investors Service released its credit opinion on Queensland/QTC, keeping the existing rating of Aa1/P1 with a negative outlook. Moody’s cites that Queensland’s credit quality reflects the State’s strong budget flexibility, which allows it to adjust revenues and expenditures as required to meet fiscal challenges.

Standard & Poor’s affirmed Queensland’s and QTC’s credit rating at AA+/A-1+ with a stable outlook on 10 November 2015. Their view reflected Queensland’s exceptional liquidity, very strong economy, strong financial management and low contingent liabilities.

OPERATING PROFIT

For the half-year ended 31 December 2015, QTC achieved an operating profit after tax from its capital markets operations of

$25.1 million (HY2014: $43.9 million). In addition to these capital markets activities, QTC’s long-term assets operations recorded a $855.1 million loss (HY2014: $44.9 million loss)*.

G P BRADLEY

Chairman

P C NOBLE

Chief Executive

*	Under an administrative arrangement, QTC on behalf of the State receives returns from investments held to meet the State’s long-term obligations, primarily superannuation, which are managed by QIC Limited. In return, QTC has issued to the State fixed-rate notes at a current interest rate of 7.0 per cent, which is the expected long-term average rate of return on the portfolio. This has resulted in the State receiving a fixed rate of return on the notes while QTC bears the impact of fluctuations in the value of and returns on the long-term asset portfolio. There is no cash flow effect; any losses incurred have no impact on QTC’s capital markets activities or its ability to meet its obligations. The operating loss for the half year was due to the interest rate on the fixed rate notes exceeding earnings from the portfolio.

QUEENSLAND TREASURY CORPORATION	02
HALF-YEARLY REPORT DECEMBER 2015

CONDENSED FINANCIAL STATEMENTS

For the half-year ended 31 December 2015

CONTENTS

Statement of comprehensive income	04

Balance sheet	05

Statement of changes in equity	06

Statement of cash flows	07

Notes to and forming part of the Condensed Financial Statements	08

Certificate of the Queensland Treasury Corporation	15

Independent auditor’s review report	16

Management report	18

03	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

STATEMENT OF COMPREHENSIVE INCOME

For the half-year ended 31 December 2015

HALF-YEAR ENDED
	NOTE	31 DECEMBER 2015 $000	31 DECEMBER 2014 $000

CAPITAL MARKETS OPERATIONS

Net interest income
Interest income	3	2 541 996	5 414 811
Interest expense	3	(2 521 614)	(5 379 831)
		20 382	34 980

Other income
Fees		34 980	34 433
Lease income		24 169	24 793
Amortisation of cross border lease deferred income		2 162	2 162
		61 311	61 388

Expenses
Administration expenses		(29 731)	(29 936)
Depreciation on leased assets		(19 903)	(16 499)
		(49 634)	(46 435)
Profit from capital markets operations before income tax		32 059	49 933
Income tax expense		(6 984)	(6 058)
Profit from capital markets operations after income tax		25 075	43 875

LONG TERM ASSETS

Net return from investments in long term assets
Net change in fair value of unit trusts		319 708	1 106 576
Interest on fixed rate notes		(1 138 903)	(1 117 692)
Management fees		(35 860)	(33 736)
Loss from long term assets		(855 055)	(44 852)

Total net loss for the half-year after tax		(829 980)	(977)

Total comprehensive loss attributable to the owner		(829 980)	(977)

Total comprehensive loss derived from:
Capital markets operations		25 075	43 875
Long term assets		(855 055)	(44 852)

Total comprehensive loss		(829 980)	(977)

The notes on pages 08 to 14 are an integral part of these condensed financial statements.

Note: Throughout these condensed financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets (refer note 1).

QUEENSLAND TREASURY CORPORATION	04
HALF-YEARLY REPORT DECEMBER 2015

BALANCE SHEET

As at 31 December 2015

HALF-YEAR ENDED
	NOTE	31 DECEMBER 2015 $000	30 JUNE 2015 $000

ASSETS – CAPITAL MARKETS OPERATIONS
Cash and cash equivalents	4	50 036	2 116 642
Receivables		6 076	4 207
Financial assets at fair value through profit or loss	5	19 303 949	18 368 652
Derivative financial assets	6	251 281	309 914
Onlendings	7	92 136 151	89 418 719
Property, plant and equipment		157 319	180 806
Intangible assets		8 173	2 752
Deferred tax asset		2 806	3 029
		111 915 791	110 404 721

ASSETS – LONG TERM ASSETS
Financial assets at fair value through profit or loss	10	34 285 888	34 655 724
		34 285 888	34 655 724

Total Assets		146 201 679	145 060 445

LIABILITIES – CAPITAL MARKETS OPERATIONS
Payables		14 384	67 094
Derivative financial liabilities	6	531 783	428 093
Financial liabilities at fair value through profit or loss
- Interest bearing liabilities	8	102 350 724	101 431 958
- Deposits	8	8 278 509	7 724 892
Other liabilities		4 783	42 151
		111 180 183	109 694 188

LIABILITIES – LONG TERM ASSETS
Financial liabilities at amortised cost		33 541 590	33 056 371
		33 541 590	33 056 371

Total Liabilities		144 721 773	142 750 559

NET ASSETS		1 479 906	2 309 886

EQUITY – CAPITAL MARKETS OPERATIONS
Retained surplus		735 608	710 533
		735 608	710 533

EQUITY – LONG TERM ASSETS
Retained surplus		744 298	1 599 353
		744 298	1 599 353

Total Equity		1 479 906	2 309 886

The notes on pages 08 to 14 are an integral part of these condensed financial statements.

05	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

STATEMENT OF CHANGES IN EQUITY

For the half-year ended 31 December 2015

	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS
	RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000
Balance at 1 July 2014	710 253	1 448 075	2 158 328
Profit/(loss) for the half-year	43 875	(44 852)	(977)
Balance at 31 December 2014	754 128	1 403 223	2 157 351

Balance at 1 July 2015	710 533	1 599 353	2 309 886
Profit/(loss) for the half-year	25 075	(855 055)	(829 980)
Balance at 31 December 2015	735 608	744 298	1 479 906

The notes on pages 08 to 14 are an integral part of these condensed financial statements.

QUEENSLAND TREASURY CORPORATION	06
HALF-YEARLY REPORT DECEMBER 2015

STATEMENT OF CASH FLOWS

For the half-year ended 31 December 2015

HALF-YEAR ENDED
	31 DECEMBER 2015 $000	31 DECEMBER 2014 $000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities
Interest received from onlendings	2 063 110	2 086 594
Interest received from investments	276 820	221 007
Interest received - other	24 169	24 792
Fees received	34 845	34 393
GST paid to suppliers	(5 532)	(4 882)
GST refunds from ATO	5 425	4 661
GST paid to ATO	(7 075)	(2 863)
GST received from clients	3 291	2 943
Interest paid on interest-bearing liabilities	(2 341 412)	(2 255 422)
Interest paid on deposits	(98 555)	(95 980)
Administration expenses paid	(35 192)	(41 806)
Income tax paid	(9 679)	(15 467)
Net cash used in operating activities	(89 785)	(42 030)

Cash flows from investing activities
Net payment for investments	(955 365)	(616 270)
Net increase in onlendings	(2 484 104)	(3 601 590)
Payments for property, plant and equipment	(6)	(380)
Proceeds from sale of property, plant and equipment	2 621	—
Payments for intangibles	(5 962)	(1 480)
Net cash used in investing activities	(3 442 816)	(4 219 720)

Cash flows from financing activities
Net proceeds from interest-bearing liabilities	954 771	3 147 494
Net increase in deposits	552 224	1 300 101
Dividends paid	(41 000)	(120 000)
Net cash provided by financing activities	1 465 995	4 327 595

Net (decrease) / increase in cash held	(2 066 606)	65 845
Cash and cash equivalents at 1 July	2 116 642	546
Net cash at 31 December	50 036	66 391

LONG TERM ASSETS
No external cash flow is generated from the long term assets.

The notes on pages 08 to 14 are an integral part of these condensed financial statements.

07	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

NOTES TO AND FORMING PART OF

THE CONDENSED FINANCIAL STATEMENTS

For the half-year ended 31 December 2015

CONTENTS
1	General information	08

2	Significant accounting policies and other explanatory information	08

Capital Markets Operations

3	Interest income and interest expense	09

4	Cash and cash equivalents	10

5	Financial assets at fair value through profit or loss	10

6	Derivative financial assets and derivative financial liabilities	10

7	Onlendings	11

8	Financial liabilities at fair value through profit or loss	11

9	Fair value hierarchy	12

Long Term Assets

10	Financial assets at fair value through profit or loss	13

11	Fair value hierarchy	13

Other information

12	Funding facilities	14

13	Contingent liabilities	14

14	Events subsequent to balance date	14
1	GENERAL INFORMATION

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC plays a pivotal role as the Queensland Government’s central financing authority. With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities. However QTC’s Capital Markets Operations can generate a profit largely reflecting the interest earned from the investment of its equity. In undertaking its Capital Markets activities, QTC maintains adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC’s Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes with an interest rate of 7.0 per cent which is the expected long term average rate of return on the portfolio. This has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

The accounting policies for each operating segment are applied consistently.

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC’s financial information, an interim general purpose financial report has been prepared.

2	SIGNIFICANT ACCOUNTING POLICIES AND OTHER EXPLANATORY INFORMATION

(a)	Basis of preparation

The half-year financial report is a general purpose financial report prepared in accordance with AASB 134 Interim Financial Reporting. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 Interim Financial Reporting. The half-year report does not include notes of the type normally included in an annual financial report and should be read in conjunction with the most recent annual financial report.

(b)	Change in accounting policies, accounting standards and interpretations

The accounting policies used in the preparation of these interim condensed financial statements have been applied consistently with those used in the preceding annual financial statements for the year ended 30 June 2015.

(c)	Impact of standards issued but not yet adopted

QTC has not early adopted any new or amended standards that have been issued but are not yet effective.

(d)	Estimations and uncertainties

The judgements, estimates and assumptions applied in the half-year condensed financial statements, including the key sources of estimation uncertainty were the same as those applied in the Corporation’s preceding annual financial statements.

QUEENSLAND TREASURY CORPORATION	08
HALF-YEARLY REPORT DECEMBER 2015

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2015

3	INTEREST INCOME AND INTEREST EXPENSE

FOR THE HALF-YEAR ENDED 31 DECEMBER 2015
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total interest $000

Interest income
Cash and cash equivalents	2 457	(2)	—	2 455
Financial assets through profit or loss	251 058	(7 095)	18 548	262 511
Derivative financial assets	15 533	(34 913)	—	(19 380)
Onlendings*	2 063 376	233 034	—	2 296 410

Total interest income	2 332 424	191 024	18 548	2 541 996

Interest expense
Financial liabilities through profit or loss
- short term	75 038	4 623	—	79 661
- long term	1 599 614	170 074	258 819	2 028 507
Derivative financial liabilities	73 116	101 127	126 943	301 186
Deposits	99 968	(20)	—	99 948
Other	12 312	—	—	12 312

Total interest expense	1 860 048	275 804	385 762	2 521 614

FOR THE HALF-YEAR ENDED 31 DECEMBER 2014
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total interest $000

Interest income
Cash and cash equivalents	11 871	(1)	—	11 870
Financial assets through profit or loss	231 969	48 962	15 658	296 589
Derivative financial assets	2 136	(45 328)	35 424	(7 768)
Onlendings*	2 089 092	3 025 028	—	5 114 120

Total interest income	2 335 068	3 028 661	51 082	5 414 811

Interest expense
Financial liabilities through profit or loss
- short term	57 340	39 121	—	96 461
- long term	1 693 291	2 433 629	611 847	4 738 767
Deposits	97 109	(68)	—	97 041
Derivative financial liabilities	35 763	124 546	273 987	434 296
Other	13 266	—	—	13 266

Total interest expense	1 896 769	2 597 228	885 834	5 379 831

*	The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. During the half-year ended 31 December 2015, interest rates fell however not to the same extent as in the comparative period, resulting in lower interest income in the current period.

09	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2015

4	CASH AND CASH EQUIVALENTS

	31 DECEMBER 2015 $000	30 JUNE 2015 $000
Cash at bank	50 036	40
Money market deposits	—	2 116 602
	50 036	2 116 642

5	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DECEMBER 2015 $000	30 JUNE 2015 $000
Discount securities	4 800 715	5 539 737
Commonwealth and state securities (1)	1 280 463	1 181 253
Floating rate notes	6 782 961	6 065 543
Term deposits	4 651 432	4 119 685
Other investments	1 788 378	1 462 434
	19 303 949	18 368 652

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

6	DERIVATIVE FINANCIAL ASSETS AND DERIVATIVE FINANCIAL LIABILITIES

	31 DECEMBER 2015 $000	30 JUNE 2015 $000

Derivative financial assets
Interest rate swaps	57 063	142 098
Cross currency swaps	194 061	166 545
Foreign exchange contracts	157	1 271
	251 281	309 914
Derivative financial liabilities
Interest rate swaps	371 445	290 445
Cross currency swaps	148 785	136 298
Foreign exchange contracts	11 553	1 350
	531 783	428 093
Net derivatives	(280 502)	(118 179)

QUEENSLAND TREASURY CORPORATION	10
HALF-YEARLY REPORT DECEMBER 2015

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2015

7	ONLENDINGS

	31 DECEMBER 2015 $000	30 JUNE 2015 $000
Government departments and agencies (1)	43 254 655	44 938 644
Government owned corporations	24 296 598	20 078 008
Local governments	6 836 391	6 900 944
Statutory bodies	17 293 931	17 044 296
QTC related entities	143 796	148 302
Other bodies	310 780	308 525
	92 136 151	89 418 719

(1)	A client deposit of $2 833 million has been offset in the balance sheet, due to the holder having a legal right and intention to net settle.

8	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DECEMBER 2015 $000	30 JUNE 2015 $000

Interest-bearing liabilities
Short-term
Money market borrowings	487 534	—
Treasury notes	7 370 346	4 879 372
Commercial paper	716 248	277 726
	8 574 128	5 157 098
Long-term
AUD Bonds(2)	84 978 631	87 283 039
Floating rate notes(2)	7 071 866	7 076 527
Global AUD Bonds(1)	248 476	516 741
Medium-term notes	1 194 766	1 147 701
Other	282 857	250 852
	93 776 596	96 274 860

Total interest-bearing liabilities	102 350 724	101 431 958

Client deposits
Local governments	2 134 298	2 748 353
Statutory bodies	2 454 690	2 552 307
Government owned corporations	996 904	1 193 117
Government departments and agencies	1 315 170	54 897
QTC related entities	64 907	64 325
Other depositors	177 355	185 850
	7 143 324	6 798 849
Collateral	12 836	104 502
Repurchase agreements	1 122 349	821 541
	1 135 185	926 043

Total deposits	8 278 509	7 724 892

(1)	Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.
(2)	An amount of $5 025 million was issued in term debt during the half-year, compared to $16 607 million during the financial year 2015. Repayments and redemptions of term debt over the same period totalled $7 169 million, compared to $10 907 million during the financial year 2015.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

11	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2015

9	FAIR VALUE HIERARCHY

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Financial assets classified as Level 1 consist primarily of short-term and tradable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established.

Financial instruments classified as Level 2 include non-actively traded corporate and semi-government bonds (including the QTC 2033 Bond and QTC Capital Index Bond), certain money market securities (commercial paper and treasury notes), floating rate notes, term deposits, QTC onlendings and all over the counter derivatives.

Classification of instruments into fair value hierarchy levels is reviewed semi-annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period. QTC floating rate notes were transferred from Level 1 to Level 2 during the half-year ended 31 December 2015.

AS AT 31 DECEMBER 2015	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets
Cash and cash equivalents	50 036	—	50 036
Financial assets through profit or loss	13 569 211	5 734 738	19 303 949
Onlendings	—	92 136 151	92 136 151
Derivative financial assets	—	251 281	251 281

Total financial assets	13 619 247	98 122 170	111 741 417

Financial liabilities
Financial liabilities through profit or loss
- Short term	487 534	8 086 594	8 574 128
- Long term	83 005 092	10 771 504	93 776 596
Deposits	—	8 278 509	8 278 509
Derivative financial liabilities	—	531 783	531 783

Total financial liabilities	83 492 626	27 668 390	111 161 016

AS AT 30 JUNE 2015

Financial assets
Cash and cash equivalents	2 116 642	—	2 116 642
Financial assets through profit or loss	13 240 840	5 127 812	18 368 652
Onlendings	—	89 418 719	89 418 719
Derivative financial assets	—	309 914	309 914

Total financial assets	15 357 482	94 856 445	110 213 927

Financial liabilities
Financial liabilities through profit or loss
- Short term	—	5 157 098	5 157 098
- Long term	92 701 853	3 573 006	96 274 859
Deposits	—	7 724 892	7 724 892
Derivative financial liabilities	—	428 093	428 093

Total financial liabilities	92 701 853	16 883 089	109 584 942

QUEENSLAND TREASURY CORPORATION	12
HALF-YEARLY REPORT DECEMBER 2015

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
LONG TERM ASSETS	For the half-year ended 31 December 2015

10	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DECEMBER 2015 $000	30 JUNE 2015 $000
Investments in unit trusts and other holdings - QIC:

Movement during the period:(1)
Opening balance at 1 July	34 655 724	33 431 249
Net withdrawals	(689 544)	(1 260 105)
Net change in fair value of unit trusts	319 708	2 484 580
Closing Balance(2)	34 285 888	34 655 724

The underlying assets of the trusts consist of the following asset classes:

Defensive assets
Cash	6 925 139	6 276 207
Fixed interest	5 767 926	7 624 976

Growth assets
Equities	4 880 052	4 733 483
Diversified alternatives	8 501 136	8 094 333

Unlisted assets
Infrastructure	2 948 858	2 790 404
Private equities	3 079 278	2 874 846
Real estate	2 183 499	2 261 475
	34 285 888	34 655 724

(1)	Movement during the period is for the six months to 31 December 2015 and for the twelve months to 30 June 2015.
(2)	As announced in the 2015-16 State Budget, it is expected that approximately $3.4 billion set aside to meet the State’s long service leave liability will be withdrawn from these assets prior to the end of the financial year.

11	FAIR VALUE HIERARCHY

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 9.

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the hard close unit price at measurement date (classified as Level 2 - Observable inputs). As at 31 December 2015, investments in unit trusts are valued at $34 286 million (June 2015: $34 656 million).

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the condensed financial statements approximates their fair value. For the purposes of the fair value hierarchy, the fixed rate notes are categorised as level 3 – Unobservable inputs.

13	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
OTHER INFORMATION	For the half-year ended 31 December 2015

12	FUNDING FACILITIES

				FACE VALUE	FACE VALUE
				ON ISSUE	ON ISSUE
				AUD M	AUD M
FACILITY	SIZE ($M)	MATURITIES	CURRENCY	31 DECEMBER 2015	30 JUNE 2015

Short-term
Domestic T-Notes	Unlimited	7-365 days	AUD	7 400	4 900
Euro CP	USD10 000	1-364 days	Multi-currency	408	115
US CP	USD10 000	1-270 days	USD	308	163

Long-term
AUD Bond	Unlimited	11 benchmark lines 2016-2026	AUD	68 956	69 713
		4 AGG* lines 2016-2021	AUD	6 117	7 281
		1 non-benchmark line 2033	AUD	905	905
		Capital indexed bond 2030	AUD	855	847
		Floating rate notes 2016-2018	AUD	7 055	7 055
Global AUD Bond	AUD20 000	2 AGG* lines 2017	AUD	230	487
Euro MTN	USD10 000	Various	Multi-currency	1 144	1 089
US MTN	USD10 000	Various	Multi-currency	—	—

* AGG – Australian Government Guarantee

13	CONTINGENT LIABILITIES

There have been no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2015. Refer to note 18 in the 2015 Annual Report

14	EVENTS SUBSEQUENT TO BALANCE DATE

There are no matters or circumstances which have arisen since the end of the half-year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in the future.

QUEENSLAND TREASURY CORPORATION	14
HALF-YEARLY REPORT DECEMBER 2015

CERTIFICATE OF THE QUEENSLAND TREASURY CORPORATION

The foregoing general purpose condensed financial statements have been prepared in accordance with the requirements of AASB 134: Interim Financial Reports. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34: Interim Financial Reporting.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing half-year condensed financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2015, and

(iii)	the interim management report includes a fair review of the information required under article 4(4) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the directors.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane

10 February 2016

15	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

INDEPENDENT AUDITOR’S REVIEW REPORT

To the Capital Markets Board of Queensland Treasury Corporation

Review Report on the Half-year Financial Report

I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2015, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the certificates given by the Chairman and Chief Executive.

THE BOARD’S RESPONSIBILITY FOR THE HALF-YEAR FINANCIAL REPORT

The Capital Markets Board (the Board), as delegated by the Corporation Sole, is responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and for such internal control as the Board determines is necessary to enable the preparation of the half-year financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express a conclusion on the half-year financial report based on my review. I conducted my review in accordance with the Auditor-General of Queensland Auditing Standards and Auditing Standard on Review Engagements ASRE 2410

Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, I have become aware of any matter that makes me believe that the half-year financial report is not in accordance with Australian Accounting Standards including: giving a true and fair view of Queensland Treasury Corporation’s financial position as at 31 December 2015 and its performance for the half-year ended on that date and complying with Accounting Standard AASB 134 Interim Financial Reporting. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

INDEPENDENCE

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct a review in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting a review, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

CONCLUSION

Based on my review, which is not an audit, I have not become aware of any matter that makes me believe that the half-year financial report of Queensland Treasury Corporation does not present a true and fair view, in all material respects, of the financial position of Queensland Treasury Corporation as at 31 December 2015 and of its financial performance for the half-year ended on that date; and comply with Australian Accounting Standard AASB 134 Interim Financial Reporting.

QUEENSLAND TREASURY CORPORATION	16
HALF-YEARLY REPORT DECEMBER 2015

Other Matters – Electronic Presentation of the Reviewed Financial Report

Those viewing an electronic presentation of these condensed financial statements should note that the review does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the condensed financial statements. If users of the condensed financial statements are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the reviewed condensed financial statements to confirm the accuracy of this electronically presented information.

A M GREAVES FCA FCPA
Auditor-General of Queensland	Queensland Audit Office Brisbane

17	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

MANAGEMENT REPORT

For the half-year ended 31 December 2015

Review of Operations

QTC made an operating loss after tax for the half-year ended 31 December 2015 of AUD830.0 million consisting of the following operating segment results:

CAPITAL MARKETS OPERATIONS

During the period from 1 July 2015 to 31 December 2015, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2015 for the Capital Markets Operations segment was AUD25.1 million.

LONG TERM ASSETS

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The operating loss after tax for the Long Term Assets segment was AUD855.1 million due to the interest rate on the liability exceeding earnings from the portfolio which returned positive outcomes for all major asset classes apart from global equities and global fixed interest over the half-year.

PRINCIPAL RISKS AND UNCERTAINTIES

The first half of 2015-16 was characterised by volatility in financial markets largely reflecting the uncertainty around the timing of the first interest rate hike by the US Federal Reserve (Fed) in almost 10 years, a focus on the economic growth in China and other emerging markets, as well as the volatility of equity markets and commodity and energy prices. Conditions in financial markets in the second half of 2015-16 will likely depend on the speed of the US Fed’s hiking cycle, growth prospects of Chinese and emerging market economies and whether commodity and energy prices stabilise. Despite these uncertainties, this is not expected to impact materially on QTC’s Capital Markets performance or its ability to fund the State’s borrowing requirement.

QUEENSLAND TREASURY CORPORATION	18
HALF-YEARLY REPORT DECEMBER 2015

APPENDICES

CONTENTS

Appendix A – Loans to clients	20

Appendix B – Contacts	24

19	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

APPENDIX A – LOANS TO CLIENTS

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2015 $000

BODIES WITHIN THE PUBLIC ACCOUNTS
CITEC	1 958	1 279
Department of Education and Training	57 696	54 842
Department of National Parks Sport and Racing	92	69
Department of Premier and Cabinet –Arts Queensland	3 355	6 057
Department of State Development	78 933	76 092
Department of Transport and Main Roads – Main Roads	852 036	801 681
Department of Transport and Main Roads – Queensland Transport	105 281	104 361
Public Safety Business Agency	10 122	9 234
Public Works – Department of Housing and Public Works	15 364	14 520
QFleet	137 934	145 613
Queensland Health	70 854	64 126
Queensland Treasury	43 605 019	41 976 780

Total	44 938 644	43 254 655

GOVERNMENT OWNED CORPORATIONS
CS Energy Ltd	938 681	937 753
ENERGEX Limited	7 006 356	8 055 135
Ergon Energy Corporation Limited	5 506 523	7 745 036
Gladstone Ports Corporation	508 777	506 624
North Queensland Bulk Ports Corporation Limited	69 551	69 207
Port of Townsville Limited	87 749	86 767
Powerlink	4 761 669	5 652 076
Stanwell Corporation Limited	902 689	951 478
SunWater Limited	296 014	292 521

Total	20 078 008	24 296 597

LOCAL GOVERNMENTS
Aurukun Shire Council	744	740
Balonne Shire Council	4 004	3 916
Banana Shire Council	12 989	12 452
Barcaldine Regional Council	3 813	3 570
Barcoo Shire Council	77	73
Blackall Tambo Regional Council	2 016	1 778
Boulia Shire Council	1 308	1 299
Brisbane City Council	2 403 979	2 463 972
Bulloo Shire Council	5 024	4 715
Bundaberg Regional Council	76 442	72 529
Burdekin Shire Council	8 669	7 884
Cairns Regional Council	97 034	94 929
Carpentaria Shire Council	11 068	10 947
Cassowary Coast Regional Council	24 985	24 409
Central Highlands Regional Council	75 571	74 598
Cloncurry Shire Council	13 135	12 971
Cook Shire Council	6 107	6 125

QUEENSLAND TREASURY CORPORATION	20
HALF-YEARLY REPORT DECEMBER 2015

APPENDIX A – LOANS TO CLIENTS CONTINUED

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2015 $000

LOCAL GOVERNMENTS CONTINUED
Diamantina Shire Council	1 228	1 000
Douglas Shire Council	2 545	2 490
Etheridge Shire Council	858	570
Flinders Shire Council	1 645	1 582
Fraser Coast Regional Council	169 962	162 719
Gladstone Regional Council	185 709	182 142
Gold Coast City Council	877 992	849 004
Goondiwindi Regional Council	2 006	1 999
Gympie Regional Council	27 561	27 145
Ipswich City Council	277 499	271 429
Isaac Regional Council	42 052	41 647
Kowanyama Aboriginal Council	2 167	2 167
Livingstone Shire Council	79 930	79 124
Local Government Association of Queensland	10 312	10 040
Lockyer Valley Regional Council	37 576	37 325
Logan City Council	284 883	281 370
Longreach Regional Council	9 607	8 164
Mackay Regional Council	223 970	219 797
Maranoa Regional Council	17 926	14 716
Mareeba Shire Council	2 368	2 295
McKinlay Shire Council	386	293
Moreton Bay Regional Council	454 240	444 540
Mount Isa City Council	33 374	32 952
Murweh Shire Council	3 521	3 277
Noosa Shire Council	44 938	43 698
North Burnett Regional Council	3 442	3 223
Northern Peninsula Area Regional Council	2 466	2 494
Paroo Shire Council	2 495	2 441
Redland City Council	62 728	56 187
Rockhampton Regional Council	171 517	163 846
Scenic Rim Regional Council	19 285	18 366
South Burnett Regional Council	47 030	44 356
Southern Downs Regional Council	33 879	33 008
Sunshine Coast Regional Council	297 022	291 960
Tablelands Regional Council	7 826	7 518
Toowoomba Regional Council	185 047	180 734
Torres Shire Council	1 316	1 192
Torres Strait Island Regional Council	432	405
Townsville City Council	389 222	380 687
Western Downs Regional Council	63 270	61 787
Whitsunday Regional Council	69 489	66 612
Winton Shire Council	3 262	3 183

Total	6 900 944	6 836 391

21	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

APPENDIX A – LOANS TO CLIENTS CONTINUED

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2015 $000

STATUTORY BODIES

Grammar schools
Brisbane Girls Grammar School	29 775	28 649
Brisbane Grammar School	9 606	4 680
Ipswich Girls Grammar School	22 339	22 392
Rockhampton Girls Grammar School	4 120	4 194
Rockhampton Grammar School	19 874	19 442
Toowoomba Grammar School	13 060	12 509
Townsville Grammar School	14 755	20 959

Queensland Water Entities
Queensland Urban Utilities	1 578 888	1 622 720
Seqwater	10 863 074	10 960 363
Unitywater	418 143	440 036

Universities
Griffith University	95 612	144 152
James Cook University	80 156	86 062
Queensland University of Technology	81 264	81 315
Sunshine Coast University	12 547	11 606
University of Southern Queensland	10 805	10 031

Water Boards
Fernlee Water Authority	925	910
Gladstone Area Water Board	229 846	233 595
Glamorgan Vale Water Board	146	146
Grevillea Water Pty Ltd	154	149
Mount Isa Water Board	4 218	3 851
Pioneer Valley Water Board	339	195

Water Supply Boards
Bollon South Water Authority	406	364
Bollon West Water Authority	1 249	1 176
Ingie Water Authority	268	247

Other Statutory Bodies
Economic Development Queensland	46 592	27 631
Queensland Rail Limited	3 385 746	3 438 802
Queensland Rural Adjustments Authority	2 394	1 991
Stadiums Queensland	117 995	115 764

Total	17 044 296	17 293 931

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	148 302	143 796

Total	148 302	143 796

QUEENSLAND TREASURY CORPORATION	22
HALF-YEARLY REPORT DECEMBER 2015

APPENDIX A – LOANS TO CLIENTS CONTINUED

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2015 $000

OTHER BODIES
Aspire Schools Financing Services	232 637	235 463
Aviation Australia Pty Ltd	1 681	1 560
Cooperative Housing Societies	1 218	1 232
Royal National Agricultural Industry Association of Queensland	70 455	70 259
State Schools	2 124	1 961
Suncorp Metway Facility	680	588

Total	308 794	311 063
GRAND TOTAL	89 418 988	92 136 434

23	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

APPENDIX B – CONTACTS

Queensland Treasury Corporation

Level 6, 123 Albert Street
Brisbane Queensland Australia

GPO Box 1096
Brisbane Queensland
Australia 4001

Telephone:	+61 7 3842 4600
Facsimile:	+61 7 3221 4122

Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/qtc/public/annual-reports. If you would like a copy of a report posted to you, please call QTC’s Corporate Affairs office on +61 7 3842 4761.

If you would like to comment on a report, please complete the online enquiry form located on our website.

TELEPHONE
Reception	+61 7 3842 4600
Executive Office	+61 7 3842 4611
Business Services	+61 7 3842 4872
Client Services	+61 7 3842 4901
Corporate Services	+61 7 3842 4833
Funding & Markets	+61 7 3842 4647
Strategic Alignment & Implementation	+61 7 3842 4736
Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s Corporate Affairs office on +61 7 3842 4761 and we will arrange for an interpreter to assist you.

QUEENSLAND TREASURY CORPORATION	24
HALF-YEARLY REPORT DECEMBER 2015

APPENDIX B – CONTACTS CONTINUED

Dealer panels as at 31 December 2015

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL AUD BOND FACILITY DISTRIBUTION GROUP	TELEPHONE
Australia and New Zealand Banking Group Ltd
Domestic (Australia)	+61 2 8037 0220
Global (London)	+44 203 229 2070
Bank of America Merrill Lynch
Domestic (Australia)	+61 2 9226 5570
Global (London)	+44 207 995 6750
BNP Paribas
Domestic (Australia)	+61 2 9025 5011
Global (London)	+44 207 595 8231
Citigroup Global Markets Australia Ltd
Domestic (Australia)	+61 2 8225 6077
Global (London)	+44 207 986 9521
Commonwealth Bank of Australia
Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444
Deutsche Capital Markets Australia[1]
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931
JP Morgan
Domestic (Australia)	+61 2 9003 7988
Global (London)	+44 207 742 1829
National Australia Bank Ltd
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 726 2747
Nomura International Plc
Domestic (Australia)	+61 2 8062 8000
Global (London)	+44 207 103 6631
RBC Capital Markets
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0094
UBS Investment Bank[2]
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3645
Westpac Banking Corporation
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7620

PANEL MEMBERS	TELEPHONE
QTC Treasury Note Facility Dealer Panel
Australia and New Zealand	+61 2 8037 0360
Banking Group Ltd
Commonwealth Bank of Australia Ltd	+61 2 9117 0020
(Sydney)
Deutsche Bank AG (Sydney)	+61 2 8258 2288
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744
US Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+1 646 855 9561
Citigroup Global Markets Inc (New York)	+1 212 723 6252
UBS Securities	+1 203 719 7014
Multicurrency Euro Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+44 207 996 8904
Barclays Bank Plc (London)	+44 207 773 7863
Citigroup International Plc (Hong Kong)[3]	+852 2501 2974
National Australia Bank Limited	+852 2526 5892
(Hong Kong and London)
UBS Ltd (London)	+44 207 329 0203
Multicurrency Euro Medium-Term Note Facility Dealer Panel[4]
Includes all Domestic and Global AUD Bond Facility Distribution Group
Multicurrency US Medium-Term Note Facility Dealer Panel
Australia and New Zealand	+1 212 801 9160
Banking Group Limited
Bank of America Merrill Lynch	+1 646 855 8032
BNP Paribas	+1 212 471 8240
Citigroup (New York)	+1 212 723 6171
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Capital Markets Europe Limited	+61 3 9916 1313
Deutsche Bank Securities Inc (New York)[3]	+1 212 250 6801
HSBC	+1 212 525 4688
JP Morgan	+1 212 834 4533
National Australia Bank (New York)	+1 212 916 9677
RBC Capital Markets (New York)	+1 212 858 8343
TD Securities	+1 212 827 7199
UBS Investment Bank	+1 203 719 1830

[1]	Lead Manager – United States
[2]	Lead Manager – Europe
[3]	Lead Arranger
[4]	Lead Arranger – UBS Ltd (London)

25	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015

APPENDIX B – CONTACTS CONTINUED

Issuing and Paying Agents

	Contact	Telephone	Facsimile	Email
AUD Treasury Notes Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD Domestic Bonds Link Market Services Ltd	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD Global Bonds Deutsche Bank Trust Company Americas	Client Services	1 800 735 7777 Option #5	+1 615 866 3887	dwac.processing@db.com
Euro Commercial Paper Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Commercial Paper Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Euro Medium-Term Notes Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Medium-Term Notes Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

Information for institutional investors

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities and annual borrowing program. The website also hosts an analysts’ centre with information and links about Australia and Queensland to help investors gain a better understanding of:

•	the different levels of government in Australia

•	the forms of fiscal support the Australian Government provides to the states and territories

•	relevant governance practices, legislation and polices

•	financial data and budget information, and

•	economic and trade data.

QTC also offers investors the ability to subscribe to quarterly funding updates in English, Japanese, as well as Modern Chinese and Traditional Chinese.

Website: qtc.qld.gov.au/qtc/public/web/investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Analysts’ centre: qtc.qld.gov.au/qtc/public/web/investors/ analystcentre

Bloomberg ticker: qtc

QUEENSLAND TREASURY CORPORATION	26
ANNUAL REPORT 2015-16

QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2015